Exhibit 10.38

AMENDMENT TO PROMISSORY NOTE OF MARCH 3, 2008

The undersigned, Lanai Investments, LLC (“Payee”), at 2120 Hidden Pine Lane, Apopka, Florida 32712, agrees to modify the terms of 13 Promissory Notes as listed in the table below (together termed the “Original Notes”) for a total of $203,180 made by Crystal Magic, Inc., a Florida corporation (“Maker”), with several dates as indicated below, as follows:

The first paragraph of all 13 Original Notes shall now replaced with the following paragraph:

FOR VALUE RECEIVED, Crystal Magic, Inc., a Florida corporation ("Maker"), promises to pay to the order of Lanai Investments, LLC (“Payee”), at 2120 Hidden Pine Lane, Apopka, Florida 32712, the principal sum represented by each of the Original Notes simultaneous with the closing of any additional financing that exceeds $1.5 million that occurs after the Company has begun trading as a publicly trading company on the OTC bulletin board (the "Maturity Date"), unless Payee consents to an extension of the Maturity Date, together with interest on the principal amount hereof at the rate of 6% per annum. Payments on both principal and interest are to be made in lawful money of the United States of America unless Payee agrees to another form of payment.

All other terms of the Original Notes remain in force, unless superseded by this document.

Note amount	Date
12/26/07	$5,000
12/28/07	$11,000
1/2/08 (incorrectly shown on original as 1/2/07)	$10,180
1/4/08	$15,000
1/23/08	$5,000
1/28/08	$10,000
1/31/08	$20,000
2/4/08	$10,000
2/13/08	$25,000
2/27/08	$6,000
2/20/08	$21,000
3/3/08	$25,000
3/21/08	$40,000
TOTAL	$203,180

CRYSTAL MAGIC, INC.		LANAI INVESTMENTS

By:	/s/ Steven M. Rhodes	By:	/s/ Steven M. Rhodes
Name:	Steven M. Rhodes	Name:	Steven M. Rhodes
Title:	President	Title:	Manager

In the event that Crystal Magic, Inc. fails to make a payment under the Original Notes, as amended (the “Amended Notes”) when due, Propell Corporation hereby guarantees payment of the debt evidenced by the Amended Notes in accordance with the terms of the Amended  Notes, such guarantee to be effective only from and after the date that (i) the Option Agreement that provides Steve Rhodes with the option to purchase shares of Class A Preferred Stock of Crystal Magic, Inc, is terminated  without exercise, (ii) the financial statements of Crystal Magic, Inc are consolidated with the financial statements of Propell Corporation in compliance with accounting standards and principles, including, GAAP and all  SEC rules and regulations and (iii) the board of directors of Propell Corporation  is  comprised of five members, a majority of which are deemed to be independent under Item 407 of Regulation S-K.

Propell Corporation

By:	/s/ Edward L. Bernstein
Name:	Edward L. Bernstein
Title:	CEO